Exhibit 21.1

SUBSIDIARIES

The following entities are owned directly or indirectly by the registrant:

Name	% Owned	State of Incorporation or Organization
International Stem Cell Corporation	100%	California
Lifeline Cell Technology, LLC	100%	California
Lifeline Skincare, Inc	100%	California